Exhibit 21.1

Subsidiaries of the Registrant

Subsidiaries

Name	Jurisdiction of Incorporation
Yintech Enterprise Company Limited	British Virgin Islands (“BVI”)
Yintech Elements Company Limited	BVI
Yintech Frontier Company Limited	BVI
Yintech Enterprise (HK) Company Limited	Hong Kong
Yintech Elements (HK) Company Limited	Hong Kong
Yintech Frontier (HK) Company Limited	Hong Kong
Shanghai Qian Zhong Su Investment Management Co., Ltd.	People’s Republic of China (“PRC”)
Guangdong Jin Xiang Yin Rui Precious Metal Management Co., Ltd.	PRC
Tianjin Rong Jin Hui Yin Precious Metal Management Co., Ltd.	PRC
Shanghai Yin Tian Xia Precious Metal Products Company Limited	PRC
Shanghai Yin Tian Xia Technology Co., Ltd.	PRC
Shanghai Yin Tian Xia Financial and Information Service Company Limited	PRC
Shanghai Ke Chang Investment Consulting Co., Ltd.	PRC
Guangdong Sheng Ding Precious Metal Management Co., Ltd.	PRC
Shanghai Jin Dou Information Technology Co., Ltd.	PRC
Shanghai Jin Yi Information Technology Co., Ltd.	PRC
Shanghai Zu Ding Culture Communication Co., Ltd.	PRC